Exhibit 99.1
Newark, DE, May 7, 2007 — Artesian Resources Corporation (Nasdaq:ARTNA) (Artesian) today announced that basic and diluted net income per common share for the quarter ended March 31, 2007 were $0.19 and $0.18, as compared to $0.17 and $0.16 for the comparable period in 2006. Revenues for the quarter were $11.6 million, up 10.6% from $10.5 million in 2006. Net income available to common stockholders was $1,156,000, compared to $996,000 last year, a 16.1% increase.
Dian C. Taylor, CEO and Chair of the Board said, “Although our core water utility business has resulted in continued earnings growth, the key to our earnings growth in the current quarter was the increase in our wastewater utility and our non-utility operating revenues and gross margins.”
Water sales revenues increased 6.9% compared to the same quarter last year. The increase in water sales revenue reflects the addition of 1,636 customers compared to a year ago and an increase in water rates approved by the Delaware Public Service Commission effective January 1, 2007.
Other utility operating revenue increased $207,000 compared to the same period a year ago as a result of our addition of customers to our regulated wastewater facilities and operational subsidies from the developers of the communities we serve as contractually required during the initial operating period of the facilities.
Non-utility operating revenues increased $216,000 compared to the same period a year ago as a result of increased wastewater design and construction activity. Artesian continues to operate three wastewater treatment facilities in Delaware capable of serving over 10,000 residential customers under contract and has twelve facilities under contract for design and construction that will be capable of serving more than 4,000 homes. Ms. Taylor said “We are also developing plans for a regional wastewater facility in the Milton, Delaware area capable of serving 20,000 homes. By providing both water and wastewater services, Artesian has established itself as the go-to resource for developers seeking a single company to fill both needs.”
Utility operating expense increased $683,000, or 11.8%, to $6.5 million for the three months ended March 31, 2007, compared to $5.8 million for the same period in 2006. This is comprised of increases in purchased power rates effective in May 2006, payroll and employee benefits costs, maintenance contract cost for water storage tank painting and the replacement of carbon filters used for water treatment in the first quarter this year.
Non-utility operating expenses increased $28,000 compared to the same period a year ago as a result of increased wastewater design and construction activity.
On April 25, Artesian declared a 3.75%, or a $0.024 per share, increase in the Class A Non-Voting and Class B Common shareholders’ annual dividend. The dividend was increased, in total, by 7.5% in 2006 as compared to dividends in 2005. The quarterly dividend of $0.166 per share is payable May 25, 2007 to shareholders of record at the close of business on May 10, 2007.
Artesian, through our wholly-owned subsidiary Artesian Water Company, Inc., is the oldest and largest investor owned regulated public water utility on the Delmarva Peninsula and has been providing superior water service since 1905. Artesian also provides water and wastewater treatment contract services through Artesian Utility Development, Inc., a non-regulated subsidiary, and wastewater utility services through Artesian Wastewater Management, Inc., a regulated subsidiary. Artesian currently owns and operates five wastewater treatments plants. In addition, Artesian operates forty-five water and wastewater treatment plants under contract.
As of March 31, 2007, Artesian was serving approximately 74,000 metered water customers, providing water service to about 250,000 residents in Delaware, Maryland and Pennsylvania. Last year, Artesian distributed 7.6 billion gallons of water through a total of 172 wells and 1,000 miles of water main. Artesian’s water supply is treated at 50 different locations. Artesian has increased its water customer base by 27% and has more than doubled it franchise area over the past decade. About $186 million has been invested in utility plant over the last 10 years to provide sufficient treated supply, new water mains and additional storage capacity to meet peak demands and provide fire protection.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, anticipated expansion and capacity of our planned wastewater facility. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, timing of and margins on our wastewater design and construction projects, changes in regulations or regulatory treatment, availability and cost of capital, unfavorable weather conditions, the success of growth initiatives, and other factors discussed in our filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements, we specifically disclaim any obligation to do so and you should not rely on any forward-looking statement as representation of the Company’s views as of any date subsequent to the date of this release.
Contact: Nicki Taylor
Investor Relations
( (302) 453-6943 ntaylor@artesianwater.com

Artesian Resources Corporation
Condensed Consolidated Statement of Operations
(In thousands, except share and per share data)

	(Unaudited)
	Three months ended	Three months ended
	March 31, 2007	March 31, 2006

Operating Revenues
Utility Operating Revenue	11,139	10,240
Non-Utility Operating Revenue	465	249

	$11,604	$10,489

Operating Expenses
Utility Operating Expenses	6,485	5,802
Non-Utility Operating Expenses	210	182
Depreciation and Amortization	1,212	1,165
State & Federal Taxes	741	653
Property and Other Taxes	688	634

	9,336	8,436

Operating Income	2,268	2,053
Other Income, net	523	446

Income Before Interest Charges	2,791	2,499

Interest Charges	1,635	1,503

Net Income Applicable to Common Stock	$1,156	$996

Weighted Average Common Shares Outstanding — Basic	6,111	6,027	*
Net Income per Common Share — Basic	$0.19	$0.17	*

Weighted Average Common Shares Outstanding — Diluted	6,273	6,217	*
Net Income per Common Share — Diluted	$0.18	$0.16	*

*	Shares outstanding and per share amounts restated to reflect a three for two common stock split effective May 30, 2006.
Artesian Resources Corporation
Condensed Consolidated Balance Sheet
(In thousands)

	(Unaudited)
	March 31, 2007	December 31, 2006

ASSETS

Utility Plant, at original cost less accumulated depreciation	$256,789	$253,182
Current Assets	10,868	10,245
Regulatory and Other Assets	6,143	5,933

	$273,800	$269,360

CAPITALIZATION AND LIABILITIES

Stockholders’ Equity	$62,283	$61,800
Long Term Debt, Net of Current Portion	91,958	92,073
Current Liabilities	21,029	19,122
Advances for Construction	24,708	24,991
Contributions in Aid of Construction	49,551	48,177
Other Liabilities	24,271	23,197

	$273,800	$269,360